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                    [KAUFMAN & ASSOCIATES, INC. LETTERHEAD]



                             FINDER'S FEE AGREEMENT


      This Finder's Fee Agreement ("Agreement") is made between Kaufman & Associates, Inc., an Illinois corporation ("KAI") and the undersigned ("Client") as of the 4th day of August, 1998.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Nonexclusive Representation Transactions. Client hereby engages and appoints KAI as its representative, during the term, and in accordance with the provisions, of this Agreement, to contact and introduce Client to third parties for the purpose of facilitating one or more transactions. A "transaction", or each of several transactions, for purposes hereof, shall mean and, may take the form, alternatively, or in combination, of, without limitation, (a) a dedication by Client of goods and/or services, (b) an exchange of Client goods,
(c) a sale of Client goods, or (d) a purchase by Client of goods or services.

2. Finder's Fee. (a) When and if Client, or any affiliate of Client, or any person acting in conjunction with or under the direction of Client, directly or indirectly, purchases or sells, or acquires by trade, barter or exchange, goods or services or acquires any rights or interest therein, at any time during the term of this Agreement, or for a period of two years following termination of this Agreement, as the result of or in connection with any transaction identified, or any introduction or contact made, during the term of this Agreement, Client shall unconditionally pay KAI a fee in the amount equal to twelve and one-half percent (12-1/2%) of the gross value of the transaction (the "Finder's Fee"). The Finder's Fee shall be due and payable immediately upon the consummation of the transaction. The Finder's Fee may be paid to KAI in the form of shares of stock or other securities transferred to KAI, or by transfer of like-kind property or other assets, having equivalent value, as determined by KAI in its discretion. In the event KAI accepts securities as consideration hereunder, such securities shall be transferred to KAI free and clear of any and all liens, claims, security interests and other encumbrances.

(b) The gross value of the transaction, for purposes hereof, shall be that value which is stated and agreed upon by the parties thereto; provided, that such value is not less than fair market value. In the event that no specific gross value is stated, or in the further event that the gross value as stated is deemed by KAI to be unreasonably low or below fair market value, the gross value of the subject transaction shall be conclusively deemed to be the full fair market value of all goods, services, and other benefits received, acquired and/or inuring to the Client.

3. Non-circumvention. As Client's representative with respect to the subject matter of this Agreement, Client agrees that it will engage and use KAI on its behalf in connection with any contemplated transaction, and that neither Client nor its affiliates will in any manner whatsoever attempt to circumvent KAI's appointment as set forth in Section I hereof. Further, Client agrees that it shall not, without the express prior written consent of KAI, enter into or otherwise engage in bilateral or multi-party negotiations between itself and any KAI contact without providing notice thereof to KAI.
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KAUFMAN & ASSOCIATES, INC.

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4.   Confidentiality. Client will keep and hold in strict confidence and shall not disclose to any third party or use in any way (other than as contemplated by this Agreement) any proprietary and confidential information of KAI during the term of this Agreement and thereafter for so long a period as is permitted by applicable law. Client hereby agrees to indemnify and hold KAI harmless from and against any and all demands, claims, actions, causes of action, liabilities, costs and expenses resulting from the disclosure by Client, its agents, Affiliates or employees to any third party of the confidential and proprietary information of KAI in connection with and in violation of this Agreement. Client recognizes that certain breaches of this Agreement will cause KAI irreparable harm and damage for which KAI cannot be adequately compensated at law and, thus, in addition to any and all remedies which may be provided by law, KAI shall have the right to restrain the breach of any provision of this Agreement and to obtain an injunction against further breach.

5. Term of Agreement. The term of this Agreement shall be one year, commencing on the date set forth hereinabove, and terminating on the first anniversary of such date. Client's obligations as set forth in this Agreement shall survive the termination of this Agreement.

6. Indemnification. Client shall indemnify, save and keep KAI and its successors and assigns, forever harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, sustained or incurred by KAI as a result of, or arising out of, or by virtue of, any (i) breach of any representation, warranty, covenant, agreement or obligation of Client or by its affiliates herein, and (ii) act or omission by or of Client or any of its affiliates.

7. Taxes. Client shall be responsible for and shall pay any and all personal property, sales, use, excise or similar taxes incurred as a result of or in connection with any transaction contemplated hereby.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

9. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement shall not be deemed to constitute a waiver of any right or privilege in this Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

11. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect, and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State. The parties submit to any proper court of competent jurisdiction located in the State of Illinois, in the event of any dispute arising between the parties hereunder.








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KAUFMAN & ASSOCIATES, INC.

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12.  Prevailing Party. In the event that Kai takes legal action to enforce its rights hereunder, KAI shall be entitled to recover and Client agrees to pay KAI's reasonable attorneys' fees and expenses in addition to all other rights and remedies of KAI in connection with such enforcement action.

13. Binding Effect; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     (b) Notwithstanding anything contained herein to the contrary, Client shall cause the terms and provisions of this Agreement to be binding upon its shareholders, members, officers, directors, partners, employees and any of its/their associates and affiliates acting in any capacity, whether jointly or alone, or together with or as agent for any person, firm, company, corporation, partnership, association or other entity whatsoever, whether directly or indirectly.

14. Limitation of Representations of KAI: Relationship of Parties. KAI makes no representation or warranties to Client and all such representations and warranties, whether expresses or implied, are hereby disclaimed. Other than to use reasonable efforts to make introductions and contacts on behalf of Client, KAI shall have no obligations or duties to Client and, thus, shall have no liability to Client. Client acknowledges that KAI is not, and possesses no licence or permit to be, a broker, broker-dealer, investment advisor, market-maker or other similar agent, as such terms are defined by the regulations promulgated by the Securities and Exchange Commission. KAI's relationship to Client and affiliates of Client shall be as independent contractors, only as set forth herein and nothing contained herein shall make or constitute either party as an agent, broker, licensor, partner, joint venturer, franchisor or franchisee, or employee or employer, one with the other.

15. Definition of Affiliates. For the purposes hereof, "affiliate" shall mean with respect to any person or entity, any other person, corporation, partnership, trust or other entity that directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control with, such person or entity. Client shall use reasonable efforts to procure written acknowledgments from each of the foregoing stating that they join in and agree to be personally bound by the terms of this Agreement as set forth in this Section. Client shall provide written evidence of the acknowledgments to KAI or its nominee upon request.
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KAUFMAN & ASSOCIATES, INC.

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     IN WITNESS WHEREOF, the parties have executed this Finder's Fee Agreement on the date first above written.


                                   CLIENT:

                                   Bristol Media Ltd

                                   By: /s/ Clifford M. Johnston
                                      ------------------------------------

                                   Its:          Managing Member
                                       -----------------------------------

                                   Address  19239 aurora ave north
                                            Shoreline, Wa. 98133

                                   Telephone No  206-546-9660

                                   Fax No  206-533-1156



                                   KAUFMAN & ASSOCIATES, INC.

                                   By: /s/ Craig Kaufman
                                      ------------------------------------

                                   Its:            President
                                       -----------------------------------

                                   Address  5675 n. Lincoln Ave.
                                            Chicago, Il. 60659

                                   Telephone No  773-334-1631

                                   Fax No  773-334-2549
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                    [KAUFMAN & ASSOCIATES, INC. LETTERHEAD]